EXHIBIT 2B

RED OAK CAPITAL FUND VI, LLC

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

December 1, 2022

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THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR ANY OTHER APPLICABLE SECURITIES LAWS AND ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH SECURITIES MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE STATE SECURITIES LAWS AND ANY OTHER APPLICABLE SECURITIES LAWS; AND (II) THE TERMS AND CONDITIONS OF THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO THE COMPANY AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

RED OAK CAPITAL FUND VI, LLC

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

This Operating Agreement (this “Agreement”) of Red Oak Capital Fund VI, LLC, a Delaware limited liability company (the “Company”) is made and entered into as of December 1, 2022, by and among those persons who have executed, or shall in the future execute, this Agreement and are admitted to the Company as members from time to time, pursuant to this Agreement (each a “Member” and collectively, the “Members”).

WHEREAS, the Company was formed pursuant to the Delaware Limited Liability Company Act, Title 6, Chapter 18 § 101, et seq. of the Delaware Code, as amended (the “Act”) on June 10, 2021, pursuant to the execution and filing of the Certificate of Formation of the Company (the “Certificate of Formation”) with the Secretary of State for the State of Delaware;

WHEREAS, capitalized terms used herein shall be used with the meanings set forth in Section 1.3 or elsewhere in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and arrangements made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows.

ARTICLE I

GENERAL PROVISIONS

1.1 Name; Tax Status.

(a) The name of the Company is “Red Oak Capital Fund VI, LLC.” The Manager may change the name of the Company from time to time and shall notify the Members of any such name change. To the extent permitted by the Act, the Company may conduct its business under one or more assumed names deemed advisable by the Manger.

(b) The Company intends to be classified as a partnership for purposes of the Code.

1.2 Purpose. The Company is formed to provide debt financing to owners of commercial real estate and to manage and service that debt; to enter into, make, and perform all contracts and other undertakings; and to engage in all activities and transactions as may be necessary, advisable, or desirable to carry out the foregoing.

1.3

Principal Office; Registered Office; Registered Agent.

(a) The address of the Company’s registered office in Delaware is 251 Little Falls Drive, Wilmington, DE 19808. The registered agent is Corporation Service Company.

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(b) The principal office of the Company is located at 625 Kenmoor Avenue SE, Suite 200, Grand Rapids, Michigan 49546 or at such other location as the Manager may designate by Notice to the Members.

1.4 Term. The Company shall continue until dissolved in accordance with Section 10.1.

1.5 Members. The Members, in their capacity as such, have only the powers specifically enumerated in this Agreement, as well as those provided by the Act, and do not have any control over the business or operations of the Company or any power to bind the Company.

1.6 Definitions. For the purpose of this Agreement, in addition to terms defined elsewhere in this Agreement, the following terms – and as appropriate, derivatives of such terms – have the meanings set forth below, unless the context otherwise requires:

“Act” shall have the meaning set forth in the recitals hereto.

“Additional Member” shall have the meaning set forth in Section 9.2(a).

“Additional Preferred Return” shall have the meaning ascribed to such term in Section 5.3.

“Affiliate” means any Person which controls, is controlled by or is under common control with another Person.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Authorized Person” shall have the meaning ascribed to such term in Section 9.3(a).

“Bankruptcy” shall mean when an individual becomes a debtor in bankruptcy, executes an assignment for the benefit of creditors, or seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of that Member or of all or substantially all of that individual or entity’s assets.

“BBA Rules” means Code Sections 6221 through 6241, together with any guidance issued thereunder or successor provisions and any similar provision of state or local tax laws.

“Business Day” shall mean any weekday that is not a legal holiday and on which banks and other deposit gathering institutions in New York, New York are generally open for business.

“Capital Account” shall have the meaning ascribed to such term in Section 7.1.

“Capital Contribution” shall mean, with respect to each Member, the cash and the value of any assets contributed to the Company by such Member.

“Certificate of Formation” shall have the meaning ascribed to such term in the first preamble to this Agreement.

“Claim” shall mean any suit, action, proceeding, allegation, regulatory or self-regulatory action or other claim of any kind.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Common Member” shall have the meaning ascribed to such term in Section 2.3(a).

“Common Membership Interest” (or “Common Unit”) shall have the meaning ascribed to such term in Section 4.2(a)(i).

“Company” shall have the meaning set forth in the preamble hereto.

“Confidential Information” shall have the meaning ascribed to such term in Section 4.6.

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“Company Register” means a register maintained on behalf of the Company by the Manager, or a transfer agent and registrar appointed by the Manager, with respect to each class of Units and series within a class in which all Record Holders and transfers of such class of Units or series within a class are registered or otherwise recorded.

“Disability” shall mean a determination by a physician, in form acceptable to the Manager in its sole discretion, that an individual who was gainfully employed on a full-time basis on the date that such individual initially subscribed for Units has been unable to work for a consecutive 12 months. “Full-time basis” shall mean working at least 40 hours per week.

“Disqualifying Event” shall have the meaning ascribed to such term in Section 2.8.

“Distributable Proceeds” shall have the meaning ascribed to such term in Section 6.1(a).

“Extraordinary Matter” shall have the meaning ascribed to such term in Section 4.3(a).

“Fiscal Year” shall mean the twelve-month period ending December 31. The Manager may change (or be required to change) the Fiscal Year.

“Interest” shall mean the limited liability company interest of the Company owned by a Member.

“Law” shall mean any law, regulation (proposed, temporary or final), administrative rule or procedure, self-regulatory organization rule or interpretation, or exchange rule or procedure binding upon (as applicable in light of the context) any Member, the Company or any affiliate of any of the foregoing or to which any of their property is subject.

“Liability” shall have the meaning ascribed to such term in Section 2.6(a).

“Liquidator” shall have the meaning set forth in Section 10.2.

“Majority Sellers” shall have the meaning set forth in Section 9.5.

“Manager” shall have the meaning ascribed to such term in Section 2.1.

“Member” shall have the meaning set forth in the preamble hereto.

“Membership Interest” shall have the meaning ascribed to such term in Section 4.2(a)(iii).

“Member Minimum Gain” means the Company’s “partner nonrecourse debt minimum gain” as defined in Treasury Regulation Section 1.704-2(i)(2).

“Non-Recourse Deductions” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(1).

“Notice” shall have the meaning ascribed to such term in Section 11.15.

“Person” shall mean any individual, proprietorship, trust, estate, partnership, joint venture, association, company, corporation, limited liability company or other entity, regardless of the form of organization and whether organized for profit or otherwise.

“Preferred Return” shall have the meaning ascribed to such term in Section 5.3.

“Proceeding” shall have the meaning ascribed to such term in Section 2.6(a).

“Record Holder” means with respect to any class of Units or series within a class, the Person in whose name a Unit of such class or series within a class is registered on the books, including Exhibit A and the Company Register, that the Manager has caused to be kept as of the Company’s close of business on a particular Business Day.

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“Redemption Date” shall have the meaning ascribed to it in Section 9.4(a).

“Regulatory Allocations” shall have the meaning ascribed to such term in Section 7.3(f).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Senior Interest” shall have the meaning ascribed to such term in Section 4.3(a).

“Series A Preferred Member” shall mean a Member holding Series A Preferred Units.

“Series A Preferred Membership Interest” (or “Series A Preferred Unit”) shall have the meaning ascribed to such term in Section 4.2(a)(ii).

“Sponsor” shall mean Red Oak Capital Holdings, LLC, a Delaware limited liability company.

“State” shall mean the state of Delaware.

“Stated Amount” shall mean, when used in relation to the Series A Units, $1,000.00 per Series A Unit.

“Tax Matters Representative” shall have the meaning ascribed to such term in Section 7.7(a).

“Transfer” shall mean any sale, assignment, conveyance, pledge, mortgage, encumbrance, hypothecation or other disposition, or the act of so doing, as the context requires.

“Transferring Member” shall have the meaning ascribed to such term in Section 9.3(a).

“Units” shall have the meaning ascribed to such term in Section 4.2(a)(iv).

1.7 Rules of Interpretation.

(a) References to Sections shall be to Sections of this Agreement unless otherwise specified.

(b) Article and Section headings herein have been inserted for convenience of reference only and are not a part of this Agreement and shall not be used in construing this Agreement.

(c) The words “include” and “including” and words of similar import when used in this Agreement are not limited but are rather deemed to be followed by the words “without limitation.”

(d) Unless the context of this Agreement otherwise requires (i) words using singular or plural number also include the plural or singular number, respectively, (ii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to the entire Agreement, (iii) the masculine gender include the feminine and neuter, (iv) “or” is not exclusive, and (v) any reference to a Law, agreement or a document is deemed to also refer to any amendment, supplement or replacement thereof.

(e) No provision of this Agreement shall be construed in favor of or against any Person by reason of the extent to which any such Person or its affiliates, employees or counsel participated in the drafting thereof.

1.8 Admission of Members. A person shall be admitted as a Member of the Company on the date hereof if as of such time (a) this Agreement or counterpart hereof is executed by or on behalf of such Person and (b) such Person is listed as a Common Member of the Company on Exhibit A or as a Series A Preferred Member on the Company Register. After the date hereof, Persons shall be admitted as Members of the Company as provided in Section 9.2.

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1.9 Confidentiality. Each Member agrees to at all times, while a Member and thereafter indefinitely, to hold in confidence and keep secret and inviolate all of the confidential information of the Company, including the name of each past, current, or potential Member, all unpublished matters relating to the business, property (including intellectual property), accounts, books, records, customers and contracts of the Company which it may or hereafter come to know; provided, however, the Member may (i) disclose any such information which has otherwise entered the public domain (other than through a breach of this Agreement) or which it is required to disclose to any governmental authority by Law or subpoena or judicial process, and (ii) disclosure so much of such information to personal tax, legal, or financial advisors as may be required to enable such advisors to render appropriate advice to the Member.

1.10 Non-Disparagement. The Company and Members each acknowledge that any disparaging comments by either party against the other are likely to substantially depreciate the business reputation of the other party. The Company and Members further agree that none of them will directly or indirectly defame, disparage, or publicly criticize the services, business, integrity, veracity or reputation of any of them, including the Company or its owners, Members, officers, Manager, or employees in any forum or through any medium of communication. Nothing in this Agreement will preclude Members or the Company from supplying truthful information to any governmental authority or in response to any lawful subpoena or other legal process.

ARTICLE II

MANAGEMENT OF THE COMPANY

2.1 General Powers and Delegation. The property, affairs and business of the Company shall be under the discretion of, and managed exclusively by, the manager of the Company (the “Manager”). Except as otherwise expressly provided by this Act, other Law, the Company’s Certificate of Formation or this Agreement: (a) all of the powers of the Company shall be vested exclusively in the Manager, and (b) the Manager may only be removed by the Common Members in accordance with Section 2.3(a) and 4.4. Subject to Section 2.4, the Manager may delegate to any one or more officers or individuals, acting alone, the authority to make decisions or to take actions specified by the Manager.

2.2 Number of Managers. The number of Managers shall be one (1). Notwithstanding anything to the contrary contained herein, to the fullest extent permitted by applicable Law and notwithstanding any other provision of the Certificate of Formation or this Agreement, the Company and Members hereby agree that, pursuant to Section 18-1101(c)-(e) of the Act, any and all fiduciary duties that the Manger or Members may have to the Company or other Members are hereby eliminated; provided, however, that such limitation of fiduciary duty shall not extend to acts or omissions that constitute a violation of the implied contractual covenant of good faith and fair dealing.

2.3 Election and Removal of Manager; Quorum.

(a) The Manager shall be elected pursuant to this Section 2.3 and shall succeed the Manager who has been removed or resigned or to fill any vacancies then existing. Subject to Section 2.8, the Manager shall hold its office until resignation, removal or death. In accordance with Section 4.4, all Managers shall be appointed by, and subject to the following proviso, may be removed at any time by the unanimous, affirmative vote of the Members holding Common Units (each a “Common Member” and collectively, the “Common Members”); provided, however, that no Manager who is also a Common Member shall have the right to vote upon his, her or its removal. A Manager may resign at any time by giving Notice of its intention to do so to the Company. By their signatures below, the Common Member(s) hereby unanimously appoint Red Oak Capital GP, LLC as the Manager of the Company.

(b) Any vacancy occurring in the Manager for any reason may be filled pursuant to the terms of Sections 2.3(a) & 4.3(a).

2.4 Places of Meetings. All meetings of the Manager shall be held at such place, either within or without the State, as from time to time may be fixed by the Manager.

2.5 Annual Meetings. The annual meeting of the Manager, for the transaction of such business as may come before the meeting, shall be held in each year on the or about January 15th, if January 15th is a Business Day. If that day is not a Business Day, the annual meeting shall be held on the next succeeding weekday that is a Business Day.

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2.6 Special Meetings. A special meeting of the Manager for any purpose or purposes may be called at any time by any Manager. At a special meeting, no business shall be transacted, and no action shall be taken other than that stated in the notice of the meeting.

2.7 Manager Approval. Notwithstanding any delegation of authority to an officer of the Manager pursuant to Section 3.3, and subject to the Common Members’ right to vote on certain matters described in this Agreement, the Manager shall be required to approve or disapprove all actions with respect to the Company, including but not limited to:

(i) Amendment of the Certificate of Formation;

(ii) Amendment of this Agreement;

(iii) Merging or consolidating with any other organization or the acquisition, regardless of how structured of any other business assets or enterprise as a going concern, regardless of how any such business assets are owned or any such business enterprise is organized, whether by the Company or an Affiliate of the Company;

(iv) A terminating capital transaction;

(v) Dissolution of the Company;

(vi) Approving any budget or strategic or business plan;

(vii) Causing or permitting the Company to incur any indebtedness for borrowed money in excess of $50,000;

(viii) Causing or permitting the Company to make any loan, capital expenditure, call or other contribution with respect to any Person, who or which is not a direct or indirect subsidiary Person of the Company;

(ix) Making any investment in any individual, proprietorship, trust, estate, partnership, joint venture, association, company, corporation, limited liability company or other entity, regardless of the form of organization and whether organized for profit or otherwise (each a “Person” and collectively, “Persons”) or taking any action, giving any consent or casting any vote required under the terms of any stock, membership interest or equity purchase, stockholder, transfer, registration rights, operating, put or other agreement of any nature pertaining to any investment in any Person, who or which is not a direct or indirect subsidiary Person of the Company;

(x) Selling, encumbering or otherwise disposing of all, or substantially all, of the assets of the Company or any of its Affiliates;

(xi) Making any distributions of Company cash or other property except as specifically provided in this Agreement;

(xii) Creating or authorizing any new class or series of equity, or selling, issuing, granting, or selling any additional equity of the Company; or

(xiii) Filing or consenting to the filing of a petition under any federal or state bankruptcy, insolvency or reorganization act or statute.

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2.4 Action Without a Meeting. Any action that may or is required to be taken at a meeting of the Manager, may be taken without a meeting if a consent in writing, setting for the action so taken, shall be signed, in person or by proxy, before or after such action by the Manager required to act with respect to the subject matter thereof. Such consent shall have the same force and effect as a vote of the Manager and may be stated as such in any article of document filed with the State or otherwise.

2.5 Indemnification.

(a) In any Proceeding brought by or in the right of the Company, or brought by or on behalf of the members of the Company, no Manager or officer of the Company, or any of their respective Affiliates shall be liable to the Company or its Members for any monetary damages, judgments, settlements, penalties, fines or reasonable expenses, including, without limitation, counsel fees and expenses (each a “Liability” and collectively, the “Liabilities”) incurred with respect to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitral or investigative and whether formal or informal proceeding (each a “Proceeding”) with respect to any transaction, occurrence or course of conduct, whether before, on, or after the effective date of this Agreement, except for an obligation to pay a resulting from a Manager or officer of the Company or any of their respective Affiliates having engage in willful or intentional misconduct or a knowing violation of the criminal law or any federal or state securities law.

(b) The Company shall indemnify any Person who was or is a party to any Proceeding, including a Proceeding brought by, or on behalf of, the members of the Company, by reason of the fact that it is or was a Manager, an officer of the Company or of any of its Affiliates, against any Liability it incurs in connection with such Proceeding unless it engaged in willful or intentional misconduct or a knowing violation of the criminal law or any federal or state securities law. The Company, as determined by the Manager, is hereby empowered to enter into a contract to indemnify any such Person in respect of any Proceeding arising from any act or omission, whether occurring before or after the execution of such contract.

(c) The Company shall promptly take all such actions and make all such determinations (through the determination of the Manager, or if the Manager is a party to the Proceeding, by special legal counsel selected by the Manager) as shall be necessary or appropriate to comply with its obligation to make any indemnity under this Section 2.6 and shall promptly pay for, or reimburse, the reasonable expenses incurred by such Person in advance of final disposition of the Proceeding or the making of any determination under this Section 2.6(c) or Section 2.6(b), if such Person furnishes the Company with a written statement of its good faith belief that it has met the standard of fiduciary duty required by the Act and an undertaking to repay the advance, if it ultimately is determined that it did not meet such standard of conduct. The Manager may amend this Agreement, if the Act is amended or otherwise to accomplish the intent of the preceding sentence.

(d) All fees and expenses of a Proceeding, including legal fees and expenses of the party prevailing, shall be borne by the party who or which does not prevail. The rights to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 2.6 shall not be exclusive of any other right which any Manager or officer may have or hereafter acquire under the Act or other applicable law, provisions of the Certificate of Formation, this Agreement, vote of the Common Members or the disinterested Manager or otherwise.

(e) The Company may purchase and maintain insurance on its own behalf and behalf of any Person who is or was a Manager, officer, employee, fiduciary, or agent of the Company or was serving at the request of the Company, any Affiliate thereof as a manager, officer, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise against any Liability asserted against him or her and incurred by him or her in any such capacity, whether or not the Company would have the power to indemnify such Person against such Liability under this Section 2.6.

(f) Persons who are not covered by the foregoing provisions of this Section 2.6 and who are, or were, employees or agents of the Company, or who are, or were, serving at the request of the Company as employees or agents of another Person, may be indemnified to the extent authorized at any time or from time to time by the Manager.

(g) The provisions of this Section 2.6 shall be deemed to be a contract right between the Company and each Manager or officer (or any other Person entitled to indemnification under the terms contained in, and in accordance with, this Section 2.6), who serves in any such capacity at any time while this Section 2.6 and the relevant provisions of Act, the Certificate of Formation, or other applicable Law are in effect, and any repeal or modification of this Section 2.6 or any such Law shall not affect any rights or obligations then existing with respect to any state of facts or Proceeding then existing.

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(h) For purposes of this Section 2.6, references to “the Company” shall include, in addition to the resulting Company, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, managers, officers, and employees or agents, so that any Person, who is or was a director, manager, officer, employee or agent of such constituent company, or is or was serving at the request of such constituent company as a director, manager, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Section 2.6 with respect to the resulting or surviving Company as he or she would have had with respect to such constituent company, if its separate existence had continued.

2.6 Transactions with Manager and Affiliates. The Manager may appoint, employ, contract, or otherwise deal with any Person, including without limitation Affiliates of the Manager, and with Persons, who or which have a financial interest in the Manager or in which the Manager has a financial interest, for transacting the Company’s or any of its Affiliates’ businesses; provided, however, that the fees or other payments to, and terms of contracts with, any such Persons shall not be in excess of prevailing competitive rates for the transaction in question.

2.7 Automatic Removal of Manager. Notwithstanding anything to the contrary contained in this Agreement, any Manager who becomes subject to any of the events, orders or conditions set forth in either Rule 506(d)(1) of Regulation D or Rule 262(a) of Regulation A, each promulgated under the Securities Act (a “Disqualifying Event”), shall automatically, immediately and without any further action of the Managers or any Common Members be removed as the Manager, effective as of the date of the applicable Disqualifying Event.

ARTICLE III

OFFICERS

3.1 Designation and Election of Officers; Terms. The Manager may, but shall not be required to, appoint such officers of the Company as it deems appropriate from time to time. All officers shall hold office until removed by the Manager. Any two or more offices may be held by the same Person.

3.2 Removal of Officers; Vacancies. Any officer of the Company may be removed summarily with or without cause, at any time, by the Manager. Vacancies, including a vacancy caused by the death, disability, resignation, or removal of any officer, may be filled by the Manager.

3.3 Duties. The officers of the Company shall have such powers and duties as from time to time shall be conferred upon them by the Manager. Subject to Section 2.4, the Manager shall have the power to delegate any of its authority hereunder to any officer or officers.

3.4 Compensation of Officers. The compensation of the officers of the Company and all policies pertaining thereto shall be established by the Manager on an annual basis.

3.5 Limitation on Liability of Officers. Each officer shall be liable only to the extent of, and indemnified as provided in, Section 2.6.

ARTICLE IV

THE MEMBERS

4.1 Members. The Members of the Company are those Persons set forth in the Company Register.

4.2 Membership Interests.

(a) Definitions. For purposes of this Agreement, including without limitation this Section 4.2, each of the following capitalized terms shall have the meaning ascribed to such term in this Section 4.2, as follows:

(i) Common Unit shall mean and refer to a Unit in the Company entitling the owner of a Common Unit, if admitted as a Common Member, to the respective rights and obligations of a Common Member provided in this Agreement.

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(ii) Series A Preferred Unit shall mean and refer to a Unit of non-voting Membership Interest, pursuant to this Agreement, entitling the owner of the Series A Preferred Unit, if admitted as a Series A Preferred Member, to the respective rights and obligations of a Series A Preferred Member provided in this Agreement.

(iii) Membership Interest shall mean and refer to an ownership interest in the Company held by a Person admitted as a Member.

(iv) Units shall mean and refer to the denomination of Membership Interests in the Company. The percentage of a Member’s Membership Interests, relative to all other Membership Interests may be calculated by dividing the number of Units of Common Membership Interests or Series A Preferred Membership Interests, as the case may be, held by any Member by the total number of Units outstanding. There shall be two classes of Units in the Company, as follows: Common Units and Series A Preferred Units. Record Holders of Series A Preferred Units individually are also herein referred to as a “Series A Member” and Record Holders of Common Units individually referred to as a “Common Member.” Initially, the Company shall have 50,000 Units authorized with 40,000 Units designated as Series A Units.

(b) The Members agree that their Membership Interests shall be as set forth on the Company Register from time to time.

(c) If, in accordance with this Agreement, the Company creates, authorizes and/or issues any new Units, the Manager may make such revisions to this Agreement, the Company Register and the books and records of the Company as it deems necessary to reflect the terms, including without limitation the rights and preferences of such additional Units relative to all other Units, as well as the issuance of such additional Units, all without the consent or approval of any Member.

4.3 Voting and Management Rights.

(a) Voting. The Common Members, and only Common Members, shall have the exclusive right to vote in the election/removal of the Manager and except with respect to Extraordinary Matters, on all other matters without exception which in accordance with the Act, the Certificate of Formation or as specified in this Agreement requires Member action, a vote, consent or approval. Each Common Member shall be entitled to one (1) vote for each Voting Unit, owned beneficially and of record, as reflected on the Company Register. Except as otherwise specified in this Agreement the vote of Common Members holding a majority of the Common Units, except with respect to Extraordinary Matters, shall be sufficient to authorize any action requiring the approval of Members in accordance with the Act or this Agreement. Notwithstanding anything to the contrary contained in this Agreement, including this Section 4.3(a), the holders of Series A Preferred Units shall be entitled to vote, consent or otherwise approve any proposed (i) change in the tax status for federal income tax purposes, or (ii) amendment to this Agreement that reasonably would be expected to have a material and adverse effect on the rights of holders of Series A Units under this Agreement (either herein referred to as an “Extraordinary Matter”); provided, however,that for purposes of voting, consenting to, or approving any Extraordinary Matter all Series A Preferred Units held by Series A Members shall be aggregated with Units held by Common Members as a single class, and Members holding a majority of all of the Units shall be sufficient to authorize any Extraordinary Matter. For clarity, (1) authorizing, creating, or issuing, or increasing the number of authorized or issued shares of, any class or series of membership interests that would rank senior to Series A Preferred Units with respect to distribution rights and rights upon the Company’s liquidation, winding up, or dissolution (or “Senior Interest”); (2) reclassifying any membership interest into a Senior Interest; or (3) creating, authorizing, or issuing any obligation or security convertible into, or evidencing the right to purchase, a Senior Interest would constitute an Extraordinary Matter.

(b) No Management Rights in Members. Pursuant to Article IV, the management of the Company shall be vested exclusively in the Manager. No Member shall be an agent of the Company for any purpose or have any right to participate in the management, business, activities or day-to-day affairs of the business, or to transact any business for the Company in its capacity as a Member, nor shall it have any power to sign for, execute any instrument on behalf of, or otherwise bind the Company in any way.

(c) No Meetings Required; Action Without Meetings. Except as otherwise required by the Act, the Certificate of Formation or this Agreement, no meetings of Members shall be required pursuant to this Agreement. The Common Members may take any and all actions to which this Agreement entitles them to vote by written consent. Any written consent of Common Members shall be effective to take such action, provided that it sets forth the action so taken and is signed before or after such action by the requisite number of Common Members required to act with respect to the subject matter thereof. Such consent shall have the same force and effect as a vote of the Common Members and may be stated as such in any articles or document filed with the State or otherwise.

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4.4 Voting Requirement for Manager Removal. Subject to Section 2.8, the unanimous, affirmative vote of all outstanding Common Units shall be required to remove the Manager; provided, however, that a Manager who is also a Common Member shall have no right to vote upon his, her or its own removal and the vote of such Manager's Common Units shall not be required to achieve the required unanimity for such Manager's removal.

4.5 No Right to Withdraw. No Member shall have any right to resign voluntarily or otherwise withdraw from the Company without the written consent of the Manager.

4.6 Confidentiality. Each Member will have access to, and become acquainted with, various proprietary and confidential information either (a) owned by the Company, whether or not used in the operation of the Company’s business, including any information contributed to the Company upon its formation or incident to the execution and delivery of this Agreement (and whether or not developed or obtained by any Member prior to such formation) or (b) utilized in the conduct of the Company's business (the “Confidential Information”). In addition to, and not as a limitation upon, the provisions of the next preceding sentence of this Section 4.6, Confidential Information consists of, without limitation, (i) software (source and object code), algorithms, computer processing systems, programs, job notes, reports, records, and specifications, (ii) information concerning any matters relating to the business of the Company or its Affiliates, (iii) any information pertaining to its or its Affiliates’ lenders, licensors, licensees, customers, suppliers, contracts, licenses, the prices or fees it has paid, or received in connection with its business, customer and vendor lists, financing and referral sources, and any other information concerning the business of the Company or its Affiliates. No Member shall disclose or use in any manner, directly or indirectly, any Confidential Information either during the term of the Company or at any time thereafter, except as required to conduct, or in furtherance of, the Company’s business or with the prior written consent of a majority of the Manager. Each Member agrees that, at any time upon request of the Manager, it shall turn over to the Company all documents, disks or other computer media, copies, or other material in its possession or under its control that may contain or be derived from Confidential Information, or is or may be connected with, or derived from the Company’s business and activities.

4.7 Meetings of Members. Notwithstanding anything to the contrary contained in this Agreement, the Manager (or in the case of the removal of the Manager, Common Members holding greater than fifty-percent (50.0%) of the outstanding Common Units), may call a meeting of the Members by Notice to each Member, as the case may be, at its address, setting forth the place within or without the State, date and time of such meeting, which Notice shall be given by hand delivery or depositing such notice in the US Mail, postage prepaid, not less than 10, nor more than 50 days before such meeting. The Notice may set forth the purposes of the meeting. Members holding greater than fifty-percent (50.0%) of the outstanding Units entitled to vote on matters set forth in the Notice at such meeting shall constitute a quorum for the conduct of all business that properly comes before such meeting. A Member or its duly authorized representative may attend in person or by conference call or other means of remote communication by which each participant can hear and be heard. For purposes of this Agreement, such telephonic or remote attendance shall be deemed to be attendance in person.

4.8 No Preemptive Rights. No Member shall have any preemptive, participation, first refusal, option, or other right to subscribe to, or acquire, any Securities, authorized, sold and issued by the Company after the date of this Agreement. To the extent such a waiver is required by the Act or any Law, each Member waives any such right by its execution and delivery of this Agreement or a counterpart signature page hereto.

4.9 Other Ventures. Except as otherwise expressly provided in this Agreement or in any exhibit hereto, the Manager is entitled to engage in, or possess any interest in, another business or venture of any nature and description, independently or with others; provided, however, that it does not breach the Manager’s respective agreements with the Company, and neither the Company nor any other Member shall have any rights in, or to, any such independent ventures or the income or profits derived therefrom.

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ARTICLE V

CAPITAL CONTRIBUTIONS AND

FINANCIAL OBLIGATIONS OF MEMBERS

5.1 Capital Contributions. The initial capital contributions of each of the Members shall be as set forth on Exhibit A or the Company Register.

5.2 Capital Account Deficits. No Member shall be required to restore any deficit in its capital account, although it will comply with the provisions of Section 5.6. This Agreement hereby contains a qualified income offset in accordance with regulations (“Treasury Regulations”) under Section 704(b) of the Code.

5.3 No Interest Upon Contributions. No Member shall be entitled to receive interest on its capital contribution. Notwithstanding the foregoing, the Series A Members shall be entitled to receive: (i) a preferred return in an amount equal to a 8% return per annum on a calendar year, cumulative, but non-compounded, basis of the aggregate Stated Amount of the Series A Units then outstanding in the name of the holder (the “Preferred Return”), and (ii) an amount equal to a 1.5% return per annum on a calendar year, cumulative, but non-compounded, basis of the aggregate Stated Amount of the Series A Units outstanding to the holder as of December 31st of the applicable calendar year (the “Additional Preferred Return”).

5.4 Return of Capital Contributions. No Member shall be entitled to withdraw any part of its Capital Contribution or the Member’s Capital Account or to receive any distribution from the Company, except as specifically provided in this Agreement. Except as otherwise provided herein, no obligation exists for the Company to return to any Member or withdrawn Member any part of such Member’s Capital Contributions so long as the Company continues in existence.

5.5 Additional Contributions. Except as provided in this Agreement, no Member shall be required under any circumstances to contribute any money or property to the Company. If a Member contributes money or property to the Company other than as provided in this Agreement, such voluntary contribution shall not bear interest and shall be returned to the contributor on demand.

5.6 Reimbursement and Indemnification. The Company shall bear all expenses incurred with respect to the organization, operation, and management of the Company. A Member or Manager shall be entitled to reimbursement from the Company for direct expenses (reasonably accounted for) incurred by him and allocable to the organization, operation or management of the Company. The Members intend that only the assets of the Company be exposed for the Liabilities of the Company pursuant to the Act. However, if our Manager, Sponsor, or their executive officers or their agents and assigns incurs a Liability from any act or omission performed or omitted in good faith, which does not constitute fraud, willful misconduct, gross negligence, or breach of fiduciary duty, the Company shall indemnify and hold harmless such Manager, Sponsor, or their executive officers or their agents and assigns from, and with respect to, any such Liability.

5.7 No Liability. Notwithstanding anything to the contrary contained in this Agreement, no Member, as such, shall be liable for any of the debts of the Company or be required to contribute any additional capital to the Company, each Member’s liability being limited to its Capital Contribution.

5.8 Sponsor Capital Commitment.

(a) Anything to the contrary contained herein notwithstanding, in exchange for the issuance of 6,000 Common Units to the Sponsor at a price per Common Unit of $250, Sponsor has agreed to a Capital Commitment of $1,500,000, which may be called at times and in amounts in the discretion of the Manager. “Capital Commitment” for purposes of this Section 5.8 shall mean the aggregate amount of capital such Member has agreed to contribute to the Company in accordance with the terms hereof and as set forth in the Company’s books and records.

(b) Should the Sponsor fail to make any of the capital contributions or other payments required by this Section 5.8, Sponsor shall be in default, and the Manager shall (i) until such time as the unpaid contribution or payment shall have been paid, withhold any or all distributions to be made to the Sponsor and recover any such unpaid contribution or payment and accrued interest thereon by setoff against any such distributions so withheld, and (ii) deny the Sponsor the right to participate in any vote or consent of the Members required under this Agreement or permitted under the Act, whereupon the Common Units of the Sponsor shall not be included for purposes of calculating a majority of Units required for such voting on matters for which a Member vote may be required from time to time.

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ARTICLE VI

DISTRIBUTIONS OF CASH AND PROPERTY; INVESTMENTS

6.1 Distribution of Net Cash Flow.

(a) “Distributable Proceeds” shall mean the amount of cash or other property from all sources which the Manager deems available for distribution to the Members, taking into account all Company expenses, fees owing to the Manager and amounts required for adequate reserves, in the discretion of the Manager.

6.2 Subject to Section 6.3, in the sole discretion of the Manager, Distributable Proceeds shall be distributed by the Manager, at such times as the Manager may determine in the following order and priority:

(a)	First, 100% to the Series A Unitholders equal to the Preferred Return, distributable quarterly;

(b)	Second, 100% to the Series A Unitholders in an amount equal to the Additional Preferred Return and will be distributable on or before February 15th of the following year; and

(c)	Thereafter, 100% to the Common Unitholder(s).

(d)

To the extent that the Manager has separately reserved from Distributable Proceeds amounts sufficient to distribute any accrued Additional Preferred Return and any projected Additional Preferred Return for the applicable year (assuming no further redemptions for the applicable year in which a distribution under Section 6.2(c) would be made at the time the determination is to make such a distribution is made), the Manager may make a distribution to the Common Members pursuant to Section 6.2(c) hereof prior to distribution of the Additional Preferred Return.

6.3 Tax Distributions. Notwithstanding anything to the contrary contained in this Agreement, the Company may, in the discretion of the Manager, distribute to each Member, within 15 days after the end of each quarter, an amount of cash equal to the highest marginal income tax rate applicable to such taxable income in proportion to the taxable income allocated to such Members for such quarter of the calendar year. Notwithstanding the foregoing, the Company shall not make any distributions under Section 6.3, if such distributions would be in violation of any applicable Law or any credit facility of the Company. Distributions under this Section shall be offset against other distributions otherwise made to the Member by the Company during the applicable period.

ARTICLE VII

PROFITS AND LOSSES; TAX MATTERS

7.1 Maintenance of Members’ Capital Accounts. A separate capital account (the “Capital Account”) for each Member shall be established and maintained throughout the full term of the Company. Each Capital Account shall be established and maintained in accordance with the Treasury Regulations which must be complied with for the allocations of profits and losses in this Agreement to have “economic effect” under applicable Treasury Regulations.

7.2 Allocations of Profit and Loss.

(a) After giving effect to the special allocations set forth in Sections 7.3 and 7.4, the Net Profits and Net Losses of the Company (and to the extent necessary, any allocable items of gross income, gain, loss and expense includable in the computation of Net Profits and Net Losses) shall be allocated among the Members in such a manner that, as of the end of the taxable year or other relevant period, and to the extent possible, the Capital Account of each Member shall be equal to (1) the net amount which would be distributed to such Member if the Company were to liquidate the assets of the Company for an amount equal to their Adjusted Book Value, pay all liabilities of the Company (limited, with respect any nonrecourse liabilities, to the Adjusted Book Value of the assets securing such nonrecourse liabilities), and distribute the proceeds in liquidation in accordance with Section 10.2(a), minus (2) the Member’s share of Company Minimum Gain and Member Minimum Gain.

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(b) For the purposes of this Agreement, in the event of the transfer of all or any part of an Membership Interest (in accordance with the provisions of this Agreement) at any time other than the end of a Company accounting year, the distributive share of the Net Profits and Net Losses from Company operations and depreciation of the Company in respect of the Company Membership Interest so transferred shall be allocated between the transferor and the transferee in the same ratio as the number of days in such Company accounting year before and after such transfer, except that the provisions of this sentence shall not be applicable to a gain or loss arising from an “extraordinary item” as described in Regulation Section 1.706-4(e). Gain or loss from any such extraordinary items shall be allocated on the basis of Membership Interests on the date the gain is realized or the loss incurred, as the case may be.

(c) Credits. Any tax credits (and credit recapture, if any) shall be allocated in the manner specified by the Code and the Treasury Regulations.

(d) 754 Election. If the Company makes an election under Section 754 of the Code, to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code is required pursuant to Section 1.704-1(b)(2)(iv)(m) of the Treasury Regulations to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases basis) or loss (if the adjustment decreases basis). Such election shall apply with respect to all distributions of property by the Company and to all transfers of interests in the Company during the taxable year with respect to which such election was filed and all subsequent taxable years. Further, such gain or loss shall be allocated specially to the Members in a manner consistent with the manner in which Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations. If applicable, the Tax Matters Representative and the Company shall cause any subsidiary of the Company to file and maintain such an election.

7.3 704(b) Allocations. The following special allocations shall, except as otherwise provided, be made in the following order:

(a) If there is a net decrease in Member Minimum Gain or in any Member Minimum Gain during any taxable year or other period, prior to any other allocation pursuant hereto, such Member shall be specially allocated items of income and gain for such year (and, if necessary, subsequent years) in an amount and manner required by Treasury Regulation Sections 1.704-2(f) or 1.704-2(i)(4). The items to be so allocated shall be determined in accordance with Treasury Regulation Section 1.704-2. This Section 7.3 is intended to comply with the minimum gain chargeback and partner nonrecourse debt minimum gain chargeback requirements of Treasury Regulation Section 1.704-2 and shall be interpreted consistently therewith.

(b) Non-Recourse Deductions for any taxable year or other period shall be allocated (as nearly as possible) under Treasury Regulation Section 1.704-2 to the Members, pro rata in proportion to their respective Membership Interests.

(c) Any Member Non-Recourse Deductions for any taxable year or other period shall be allocated to the Member that made or guaranteed or is otherwise liable with respect to the loan to which such Member Non-Recourse Deductions are attributable in accordance with principles under Treasury Regulation Section 1.704-2(i).

(d) If any Member unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6) of the Treasury Regulations, then the Company shall specially allocate to such Member items of Company income and gain in an amount and manner sufficient to eliminate, to the extent required by such Treasury Regulations, such Member's deficit in his Capital Account as quickly as possible. This Section 7.3(d) is intended to comply with the "qualified income offset" provisions of Treasury Regulations Section 1.704-1(b)(2)(ii) and shall be interpreted consistently therewith.

(e) No allocation of loss or deduction shall be made to any Member if, as a result of such allocation, such Member would have a Capital Account deficit. Any such disallowed allocation shall be made to the Members entitled to receive such allocation under Treasury Regulation Section 1.704-1(b)(2)(iv) in proportion to their respective Membership Interests. If losses or deductions are reallocated under this Section 7.3(e), subsequent allocations of income and losses (and items thereof) shall be made so that, to the extent possible, but subject to Section 7.3(g), the net amount allocated under this Section 7.3(e) equals the amount that would have been allocated to each Member if no reallocation had occurred under this Section 7.3(e). For purposes of Section 752 of the Code and the Treasury Regulations thereunder, excess nonrecourse liabilities (within the meaning of Treasury Regulations Section 1.752-3(a)(3)) shall be allocated to the Members in accordance with their Membership Interests.

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(f) The allocations contained in Sections 7.3(a) through 7.3(e) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulation Sections 1.704-1 and 1.704-2. The Regulatory Allocations shall be taken into account in allocating net profits, net losses, credits and other items of income, gain, loss and deduction among the Members so that to the extent possible, the aggregate of (i) the allocations made to each Member under this Agreement other than the Regulatory Allocations and (ii) the Regulatory Allocations made to each Member shall equal the net amount that would have been allocated to each Member had the Regulatory Allocations not occurred. The Manager shall take account of the fact that certain of the Regulatory Allocations will occur at a period in the future for purposes of applying this Section 7.3(e).

(g) If any indemnity or reimbursement amount described in this Agreement or any other agreement among the Members (or their Affiliates) is borne other than in proportion to the Members' Membership Interests but is required to be treated as a Capital Contribution, then an amount of Company items of deduction and loss (as reasonably determined by the Manager) shall be specially allocated to such Member to the extent necessary to effect the economic intent of such agreement.

7.4 Additional Allocation Provisions.

(a) Except as expressly provided elsewhere in this Agreement or otherwise as required under Section 704(b) of the Code and the related Treasury Regulations, each item of income, gain, loss or deduction of the Company for federal income tax purposes shall be allocated to the Members in the same manner that the corresponding item of net profit, net loss or other item of income, gain, loss or deduction that affect the Capital Accounts of the Members was allocated pursuant to Sections 7.2 and 7.3.

(b) In accordance with Section 704(c) of the Code and the applicable Treasury Regulations thereunder, income, gain, loss, deduction and tax depreciation with respect to any property contributed to the capital of the Company, or with respect to any property which has a Book Basis different than its adjusted tax basis, shall, solely for federal income tax purposes, be allocated among the Members so as to take into account any variation between the adjusted tax basis of such property to the Company and the Book Basis of such property. Any elections, accounting conventions or other decisions relating to such allocations shall be made by the Manager in a manner that reasonably reflects the purposes and intention of this Agreement, and complies with Code Sections 704(b) and 704(c) and the Treasury Regulations thereunder. For such allocations, the Manager may select any method permitted in the Treasury Regulations under Code Section 704(c) with respect to such allocations, including the "traditional method," the "traditional method with curative allocations" and the "remedial allocation method."

7.5 Tax Year. The tax year of the Company shall be the calendar year.

7.6 Tax Elections. The Tax Matters Representative may cause the Company to make and file on a timely basis refrain from making, or revoke all tax elections provided for under the Code and the Treasury Regulations; provided, however, that the Manager shall not cause the Company to cease to be taxed as a partnership under the Code and associated Treasury Regulations without having obtained a majority consent of all of the Common Members to such Extraordinary Matter.

7.7 Tax Matters Representative.

(a) The Manager shall serve as the "partnership representative," as provided in Section 6223(a) of the Code (the "Tax Matters Representative").

(b) The Tax Matters Representative is authorized and required to represent the Company (at the Company's expense) in connection with all examinations of the Company's affairs by taxing authorities, including in any resulting Proceedings, and to expend Company funds for professional services and costs associated therewith. The Tax Matters Representative shall have sole authority to act on behalf of the Company in any such examinations and in any resulting Proceedings, and shall, upon the direction of the Manager, contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any taxing authority. The Tax Matters Representative shall promptly notify the Members in writing of the commencement of any tax audit of the Company, upon receipt of a tax assessment and upon receipt of a notice of final partnership adjustment, and shall keep the Members reasonably informed of the status of any tax audit and resulting administrative and judicial proceedings. Without the consent of the Manager and the Members, the Tax Matters Representative shall not extend the statute of limitations, file a request for administrative adjustment, file suit relating to any Company tax refund or deficiency, or enter into any settlement agreement relating to items of income, gain, loss, or deduction of the Company with any taxing authority.

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(c) The Tax Matters Representative shall make any and all elections on a timely basis and to take any actions that are available to be made or taken by the Tax Matters Representative or the Company under the partnership audit procedures set forth in Subchapter C of Chapter 63 of the Code (the "BBA Rules") (including an election under Code Section 6226), and the Members shall take such actions reasonably requested by the Tax Matters Representative. To the extent that the Tax Matters Representative does not make an election under Code Section 6221(b) or Code Section 6226, (i) the Company shall use commercially reasonable efforts to make any modifications available under Code Section 6225(c)(3), (4), and (5), and (ii) the Members shall take such actions as reasonably requested by the Tax Matters Representative, including filing amended tax returns and paying any tax due under Code Section 6225(c)(2)(A) or paying any tax due and providing applicable information to the Internal Revenue Service under Code Section 6225 (c)(2)(B).

Each Member agrees that such Member shall not treat any Company item inconsistently on such Member's federal, state, foreign, or other income tax return with the treatment of the item on the Company's return. Any deficiency of taxes imposed on any Member (including penalties, additions to tax, or interest imposed with respect to such taxes and taxes imposed pursuant to Code Section 6226) shall be paid by such Member and if required to be paid (and actually paid) by the Company, will be recoverable from such Member.

(d) The Company shall defend, indemnify, and hold harmless the Tax Matters Representative against any and all Liabilities sustained as a result of any act or decision concerning Company tax matters and within the scope of such Member's responsibilities as the Tax Matters Representative, so long as such act or decision was done or made in good faith and does not constitute gross negligence or willful misconduct.

7.8 Tax Classification. The Members intend that the Company be classified for federal and state income tax purposes as a partnership. Furthermore, the Members agree that the Tax Matters Representative shall be empowered to make such amendments to this Agreement for, and on behalf of, the Members as are reasonably necessary to ensure such classification; provided, however, that such amendments do not alter the economic returns and risks associated with the Company's business or assets.

7.9 Withholding. Each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any amount of U.S. federal, state, local, or foreign taxes that the Manager determines that the Company is required to withhold or pay with respect to any cash or property distributable, allocable or otherwise transferred to such Member pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Company pursuant to Section 1441, 1442, 1445, or 1446 of the Code. Any amount paid on behalf of, or with respect to, a Member shall constitute a loan by the Company, to such Member, which loan shall be repaid by such Member within fifteen (15) days after Notice from the Manager that such payment must be made unless (i) the Company withholds such payment from a distribution which would otherwise be made to the Member or (ii) the Manager determines, in its sole and absolute discretion, that such payment may be satisfied out of the available funds of the Company which would, but for such payment, be distributed to the Member. Any amounts withheld pursuant to the foregoing clauses (i) or (ii) shall be treated as having been distributed or otherwise paid to such Member. Each Member hereby unconditionally and irrevocably grants to the Company a security interest in such Member's Units to secure such Member's obligation to pay to the Company any amounts required to be paid pursuant to this Section 7.9. Any amounts payable by a Member hereunder shall bear interest at the base rate on corporate loans at large United States money center commercial banks, as published from time to time in The Wall Street Journal, plus four (4) percentage points (but not higher than the maximum rate that may be charged under law) from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full. Each Member shall take such actions as the Manager shall request to perfect or enforce the security interest created hereunder.

ARTICLE VIII

BOOKS AND RECORDS; TAX INFORMATION; REPORTS TO MEMBERS

8.1 Books and Records.

(a) The Company keeps its books of account at its principal place of business (or at such other location as the Mangers may designate) using a method of accounting selected by the Manager.

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(b) Members may inspect the books of account of the Company during normal business hours at the office of the Company for a valid, non-commercial, equitable purpose relating to such Member's status as a Member or as required by Law. Except as may be required by Law, Members’ inspection rights do not include the right to copy any books or records and are limited to the financial ledgers of the Company.

(c) Except as required by Law, any inspection of the Company's records shall be permitted only upon reasonable prior notice to the Manager and is at the expense of the Member requesting such inspection.

(d) The Manager or its delegate shall retain the books and records of the Company, all federal, state, local and other tax returns for the Company (including, but not limited to, all supporting documentation, worksheets and schedules), and all files and records pertaining to the assets of the Company for a period of seven (7) years after the close of each respective Fiscal Year and thereafter shall direct the return, retention or other disposition of such books and records and tax returns as it shall determine.

8.2 Member Information. Except as otherwise provided in this Agreement or required by Law, the Manager shall cause to be sent to each Member only such financial reports as the Manager shall deem appropriate. The Company currently anticipates providing the Members with the following information:

8.3 Tax Return Preparation. The Tax Matters Representative shall arrange for the preparation and timely filing of all returns with respect to Company income, gains, deductions, losses and other items required of the Company for federal and state income tax purposes and shall use all reasonable effort to furnish, within ninety (90) days of the close of each taxable year, an estimate of the tax information reasonably required by the Members (including a draft Schedules K-1, K-2, and K-3) for federal and state income tax and any other tax reporting purposes and, within one hundred and eighty (180) days of the close of each taxable year, such final information (including a final Schedules K-1, K-2, and K-3).

ARTICLE IX

REGISTRATION OF UNITS; ADDITIONAL MEMBERS; TRANSFERS; REDEMPTION

9.1 Registration of Units.

(a) The Manager, or a transfer agent and registrar appointed by the Manager on its behalf, shall maintain the Company Register.

(b) The names and addresses of Record Holders as they appear in the Company Register shall be the official list of Record Holders of the Units for all purposes. The Company and the Manager shall be entitled to recognize the Record Holder as the Member with respect to any Units and, accordingly, shall not be bound to recognize any equitable or other Claim to, or interest in, such Units on the part of any other Person, regardless of whether the Company or the Manager shall have actual or other notice thereof, except as otherwise provided by Law or any applicable rule or regulation to which the Company is subject. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing, the foregoing being by way of illustration and not limitation) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Units, as between the Company on the one hand, and such other Person on the other, such representative Person shall be the Member with respect to such Units upon becoming the Record Holder and have the rights and obligations of a Member hereunder as, and to the extent, provided herein, including Section 9.1(c).

(c) Upon the receipt of proper Transfer instructions from the Record Holder of uncertificated Units and provided that the Manager has approved the Transfer in accordance with Section 9.3, such Transfer shall be recorded in the Company Register.

9.2 Admission of Additional Members.

(a) Additional Units Generally. Additional Units may be offered and issued pursuant to a determination by the Manager to do so. New Member's (each, an “Additional Member” and collectively, the “Additional Members”) admission to the Company will cause a pro rata reduction in each Member's percentage of Units owned.

(b) Actions and Representations. Each Person issued Additional Units shall be deemed to have taken the actions and made the representations set forth in Section 9.3(b).

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(c) Subscription Agreements. In addition to, and not as a limitation upon, any other provision of this Agreement, as a further condition to becoming a Member, the Manager may require each Person subscribing for additional Units to have executed and delivered a subscription agreement in form and substance acceptable to the Manager.

(d) Company Register to Reflect. The Manager, or transfer agent appointed by the Manager, shall reflect the admission of such additional Members in the Company Register.

9.3 Transfers.

(a) Transfers Generally. No Member (each a "Transferring Member" and collectively, the "Transferring Members") may Transfer all or any part of such Member's Units without the express prior written consent of the Manager. From time to time the Manager may appoint one or more officers of the Company (any of them referred to herein as the "Authorized Person") to approve or disapprove Transfers of Units. No attempted or purported Transfer of a Member's Units in violation of this Section 9.3(a) shall be effective. No transferee shall be admitted as an Additional Member unless and until the transferee has complied with Section 9.2 and the balance of this Section 9.3.

(b) Requirements Upon Admission. Subject to Sections 9.3(a), each transferee (including any nominee, agent or representative acquiring Units for the account of another Person, who shall be subject to Section 9.3(c)) shall (i) be admitted to the Company as a Common Member or a Series A Preferred Member, as the case may be, with respect to the non-voting Units so transferred to such Person when any such Transfer is reflected in the books and records of the Company, including the Company Register, (ii) become, and shall be deemed to have agreed to be, bound by the terms of, this Agreement, (iii) be deemed to represent that it has the capacity, power and authority to enter into this Agreement, and (iv) make the consents, acknowledgements and waivers contained in this Agreement, all with or without execution of this Agreement or any other instrument by such Person.

(c) Nominee Unit Holders. With respect to any Person which holds Units for a Member's account (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, in exercising the rights of a Member in respect of such Units on any matter, such Person by virtue of being the Record Holder of such Units at the direction of the Person, who is the beneficial owner of such Units, shall take all action as could the Person which, but for such arrangement, would be the Record Holder of such Units, and the Company shall be entitled to assume such Record Holder is so acting without further inquiry.

(d) Status of Transferor Member. Any Member, including for purposes of this Section 9.3(d), any beneficial owner, as described in Section 9.3(c), who has transferred his, her or its Units shall cease to be a Member upon the Transfer of all of the Member's Units and thereafter shall have no further powers, rights, and privileges as a Member hereunder but shall, unless otherwise relieved of such obligations by written agreement of the Manager or by operation of Law, remain liable for all obligations and duties incurred as, or binding upon, a Member.

(e) Miscellaneous Matters Pertaining to Transfers. Notwithstanding anything to the contrary contained herein, (i) a transferee who becomes a substitute Member is liable for any obligations of its transferor to make Capital Contributions as provided in this Agreement or in the Act; (ii) a Transfer shall not include the acquisition of Units by exercise, exchange or conversion of options or warrants to purchase, or other Securities convertible into, or exchangeable for, Units; (iii) any Transfer or attempted Transfer of Units in violation of, or without full compliance with, as applicable, this Agreement shall be absolutely void ab initio and without legal effect other than to give rise to a cause of action on the part of the Company against the purported transferor; and (iv) the Members acknowledge the reasonableness of the restrictions on Transfer imposed by this Agreement.

9.4 Holder of Series A Units Redemption Rights.

(a) In General. Subject to the terms of this Section 9.4, each Series A Member shall have the right to have such Member’s Series A Units in the Company redeemed, in whole or in part (it being understood that if any redemption causes a Member’s Capital Account balance to be less than $25,000.00, such redemption may be treated as a total redemption) on the last day of each calendar quarter (“Redemption Date”). If any Redemption Date falls on a day other than a business day, the Redemption Request will be honored on the next succeeding business day. No redemptions shall be permitted prior to the third anniversary of the date of issuance of the Series A Units being redeemed, except for a redemption within ninety (90) days of the death, Disability, or Bankruptcy of a Series A Member who is a natural person (or the beneficiary who is a natural person of an irrevocable trust that holds Series A Units). Written notice of a redemption in proper form (as determined from time to time by the Manager in its discretion, a “Redemption Request”) must be received by the Manager from the Series A Member or such Series A Member’s estate or legal representative at least ninety (90) days prior to each Redemption Date. The redemption of a Member’s Series A Units in the Company shall be effective as of the close of business on the applicable Redemption Date occurring after a timely Redemption Request in proper form is received by the Manager. Any Redemption Request in connection with the death, permanent Disability or Bankruptcy of a Series A Member (or the beneficiary who is a natural person of a revocable trust that holds Series A Units) shall include documentary evidence of such event to the reasonable satisfaction of the Manager.

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(b) The Company’s obligation to redeem the Series A Units in any given year pursuant to this redemption is limited to 30% of the outstanding balance of Capital Contributions, in the aggregate, as of January 1st of the applicable year. In addition, the Manager reserves the right to reserve up to one-third of this 30% limit for Series A Units redeemed as a result of a holder’s right upon death, Disability, or Bankruptcy which may reduce the number of Series A Units to be redeemed pursuant to this redemption option. Redemptions will occur in the order that notices are received. Notwithstanding the obligations of this Section 9.4, the Manager shall have the right to delay or suspend redemptions of Series A Units if the Manager determines that (i) circumstances exist as a result of which the payment of the redemption amounts would not be reasonably practicable or might seriously prejudice the non-redeeming holders of Common or Series A Units, (ii) requested redemptions would cause a default under, or otherwise violate any covenants in connection with, any credit facilities of the Company then existing, or (iii) the effect of redemptions would materially impair the Company’s ability to operate in pursuit of its objectives. In no event shall the Company be required to sell any assets in order to meet Redemption Requests. A notice of intent to be redeemed is irrevocable and may be revoked on or prior to the Redemption Date only after written request thereof to, and the consent of, the Manager.

(c) In addition to the provisions of Section 9.4(b), the Manager may suspend redemptions of Series A Units when the Manager determines that such suspension is necessary (i) to avoid any material, negative tax impact to the Company and its Members or (ii) to ensure that benefit plan investors comprise less than 25% of any series of units of Membership Interest.

(d) In the case of a Redemption Request (other than a Redemption Request made in connection with the death, Disability, or Bankruptcy pursuant to Section 9.4(a) hereof) that is received by the Company after the third anniversary, but prior to the fourth anniversary, of the initial issuance date of Series A Units, the Series A Units shall be redeemed at a price equal to i) $800 if the notice is received on or after the date of the third anniversary but prior to the fourth anniversary, and (ii) $1,000 if the notice is received on or after the fourth anniversary, plus any accrued but unpaid Preferred Return, and accrued (excluding the amount that has accrued for the year of when the redemption is being made) but unpaid Additional Preferred Return. For Redemption Requests made in connection with the death, Disability, or Bankruptcy pursuant to Section 9.4(a) hereof, the Series A Units shall be redeemed at a price equal to (i)$920 if the notice is received prior to the third anniversary of the first issuance of Series A Units to a Series A Member, and (ii) $1,000 if the notice is received after the third anniversary, plus any accrued but unpaid Preferred Return, and accrued (excluding the amount that has accrued for the year of when the redemption is being made) but unpaid Additional Preferred Return, up to but not including the date on which the Series A Units are redeemed.

(e) The Manager may, in its sole discretion, (i) expressly waive or amend any of the restrictions, notice requirements, limitations or provisos regarding redemptions in this Section 9.4, and (ii) upon a determination to dissolve the Company, suspend the right of Members to be redeemed and elect not to make payments in respect of pending redemption requests.

9.5 Drag-Along Rights. If Members owning at least seventy-five percent (75%) of the Common Units (each a “Majority Seller” and collectively, the “Majority Sellers”) propose to sell for value all of their respective Common Units (“Transfer Sale”), the Majority Sellers may, at their option, require each other Common and Non-Managing Member (each a “Minority Member” and collectively, the “Minority Members”) to sell their respective Common or Series A Units, as the case may be. In connection with any Transfer Sale, each Member will (i) to the fullest extent permitted by Law, raise no objections in its or his or her capacity as a Member against the Transfer Sale or the process pursuant to which it was arranged, and (ii) execute all documents containing such terms and conditions as those executed by other Members that are reasonably necessary to effect the transaction; provided, however, that no Minority Member shall be required to enter into a non-compete or non-solicitation or no-hire provision, an exclusivity provision, a provision providing for the licensing of intellectual property or the delivery of any products or services, including support arrangements, or any other provision that is not a strictly financial term related directly to such Transfer Sale.

ARTICLE X

DISSOLUTION AND WINDING UP OF THE COMPANY

10.1 Dissolution. Subject to Section 4.4(e),the Company shall be dissolved upon the first to occur of the following events or as required by the Act:

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(a) the determination of the Manager that such dissolution is in the best interests of the Company;

(b) a voluntary event of bankruptcy relating to the Company; or

(c) any other event which, under the Act, requires the Company's dissolution and the winding up of its business and affairs.

The insolvency, bankruptcy, death, insanity, lack of legal capacity, withdrawal, retirement, resignation, expulsion, termination, liquidation and/or dissolution of a Member shall not cause the Company to be dissolved, and such Member (including any liquidator, receiver, administrator, administrative receiver, legal or personal representative, successor or other encumbrancer of such Member or of or over any of its assets) shall not be entitled to withdraw or transfer that Member's Units during the term of the Company, except in accordance with the terms of this Agreement.

(d) Notwithstanding the foregoing, the Manager may, within six (6) months of the occurrence of one of the enumerated reasons for termination or dissolution, elect to continue the Company’s business as permitted by the Act.

10.2 Winding Up. If the Company is dissolved pursuant to Section 10.1(a), it shall be wound up as soon as reasonably practicable thereafter in the manner set forth herein. The winding up of the Company shall be carried out by the Manager or a Person selected by the Manager (the “Liquidator”). The Manager or the Liquidator shall have full power and authority to sell, assign and encumber any or all of the Company's assets and to wind up and liquidate the affairs of the Company, and shall use commercially reasonable efforts to do so in an orderly and business-like manner.

(a) As soon as the Manager or the Liquidator of the Company reasonably determines to be practicable after the termination of the Company, the Company's assets shall be reduced to cash and distributed in the following manner and order of priority to the extent permitted by applicable Law:

i.	the Claims of all creditors of the Company that are not Members shall be paid and discharged;

ii.	the Claims of all creditors of the Company that are Members shall be paid and discharged; and

iii.	the balance shall be distributed to the Members as follows:

1.	First, 100% of the balance to Series A Members until each Series A Member has been distributed an amount equal to their accrued but undistributed Preferred Return and Additional Preferred Return;

2.	Second, 100% of the balance to all Members, pari passu, in accordance with their unreturned capital contributions until all unreturned capital contributions are reduced to zero;

3.	Thereafter, 100% to the holders of Common Units.

(b) The Manager or the Liquidator shall file a certificate of dissolution or such other documents as may be required by the Act or advisable to effect the dissolution and termination of the Company with any affected jurisdictions.

ARTICLE XI

MISCELLANEOUS

11.1 Binding Effect; Creditors. This Agreement is binding upon and inures to the benefit of the Members, as well as the parties indemnified hereunder and their respective successors, permitted assigns, heirs and legal representatives. None of the provisions of this Agreement are for the benefit of, or enforceable by, any creditor of any Member or of the Company.

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11.2 Counterparts. This Agreement may be executed in counterparts with the same effect as if the parties had all executed the same copy. Facsimiles or any form of electronic file transfer of executed documents have, for all purposes of this Agreement and all transactions into which the Company enters, the same force and effect as executed originals.

11.3 Entire Agreement. This Agreement (together with the documents, exhibits or schedules attached hereto and referenced herein) constitutes the entire agreement among the Members with respect to the subject matter hereof and supersedes any prior agreement or understanding among them with respect to such subject matter, whether oral or written, including, without limitation, the Original Operating Agreement.

11.4 Amendments. Subject to Section 4.3(a), this Agreement (including any schedule or exhibit hereto) may be modified or amended, and any provision hereof may be waived, by a writing signed and approved by the Manager. In addition to the foregoing, the Manager has full authority without the consent of the Members to interpret any ambiguous provisions of this Agreement and to correct or supplement any provision herein that may be inconsistent with any other provision of this Agreement.

11.5 Waivers.

(a) The failure of any Member to insist upon strict performance of any covenant or obligation hereunder, irrespective of the length of time for which such failure continues, in no respect waives such Member's right to demand strict compliance in the future.

(b) No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder, constitutes a consent to, or waiver of, any other breach or default in the performance of the same or of any other obligation hereunder.

11.6 No Partition.

(a) Each Member irrevocably waives any right that such Member might otherwise have to maintain any Claim for partition with respect to any property of the Company or to compel any sale or appraisal of any Company asset or any sale or appraisal of a deceased Member's interest.

(b) The Members do not hold undivided interests in any asset of the Company, but rather an interest in the Company itself, which for all purposes is considered to constitute personal property.

11.7 Power of Attorney. Each Member hereby irrevocably constitutes and appoints such Person or Persons as the Manager may determine, to be such Member's true and lawful attorney in fact, in such Member's name, place, and stead, to make, execute, acknowledge, file and publish, as the Manager may reasonably determine to be necessary or advisable: any articles and other instruments that may be required to be filed by the Company under the Act or any other governmental authority having jurisdiction, or which the Manager reasonably determines to be necessary or advisable to file, in order to maintain the Company's valid existence in such jurisdiction;

(a) any articles, certificate of dissolution or other instruments that may be required to effect the dissolution, winding up and cancellation of the Company in accordance with this Agreement;

(b) this Agreement and any amendment to this Agreement authorized to be made in accordance with the terms of this Agreement;

(c) any documents required in connection with bank or other accounts of the Company;

(d) any instruments or documents that the Manager determines are required to admit any Additional Members or to carry out the Transfer of any Members' interest in the Company;

(e) qualifications to conduct business in various jurisdictions and amendments thereto;

(f) authorizations to file, prosecute, defend, settle or compromise litigation, Claims or arbitration on behalf of the Company; and

(g) any other documents which the Manager may reasonably determine to be necessary or advisable for the conduct of the business of the Company in accordance with this Agreement.

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The above power of attorney shall be irrevocable and deemed to be given to secure a proprietary interest of the grantor of the power or performance of an obligation owed to the company by such grantor, is coupled with an interest and shall survive and shall not be affected by the subsequent death (of which the grantee has no notice), lack of capacity, insolvency, bankruptcy or dissolution of any Member. The above power of attorney may be exercised by either by signing separately as attorney-in-fact for such Member or, if applicable, by a single signature by such Person acting as attorney-in-fact for all Members.

11.8 GOVERNING LAW; VENUE.

(a) THIS AGREEMENT IS MADE PURSUANT TO, AND SHALL BE GOVERNED BY, THE LAWS OF THE STATE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW, NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT OR ANY RELATED SUBSCRIPTION OR ADMISSION AGREEMENT IS EXECUTED BY ANY MEMBER OR PROSPECTIVE MEMBER OR THE LOCATION OF ANY OFFICE, VENTURE OR OPERATION OF THE COMPANY OR ANY MEMBER.

(b) ANY CLAIM BROUGHT BY THE COMPANY, ITS OFFICERS, OR THE MANAGER AGAINST ONE OR MORE MEMBERS OR FORMER MEMBERS OF THE COMPANY RELATING IN ANY RESPECT TO THIS AGREEMENT, THE OPERATION OF THE COMPANY, OR THE OFFERING OF THE COMMON OR SERIES A UNITS MAY, AND ANY CLAIM BROUGHT BY ONE OR MORE MEMBERS OR FORMER MEMBERS OF THE COMPANY, ITS CURRENT OR FORMER OFFICERS OR DIRECTORS, OR THE MANAGER RELATING IN ANY RESPECT TO THIS AGREEMENT, THE OPERATION OF THE COMPANY, OR THE OFFERING OF COMMON OR SERIES A UNITS SHALL, BE BROUGHT AND ENFORCED IN THE CITY OF WILMINGTON IN THE STATE, IN THE COURTS OF THE STATE, OR THE COURTS OF THE UNITED STATES FOR THE DISTRICT OF DELAWARE (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR), AND THE MEMBERS AND THE COMPANY IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH STATE AND FEDERAL COURTS IN RESPECT OF ANY SUCH CLAIM. THE MEMBERS AND THE COMPANY IRREVOCABLY WAIVE ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO LAYING THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN EITHER SUCH COURTS, AS WELL AS THE RIGHT TO ASSERT THAT ANY CLAIM BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH MEMBER HEREBY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM AGAINST THE COMPANY, THE MANAGER, ITS AFFILIATES, OR OFFICERS OF ANY OF THE FOREGOING RELATING IN ANY WAY TO THIS AGREEMENT, THE OPERATION OF THE COMPANY, OR THE OFFERING OF THE COMMON AND SERIES A UNITS.

11.9 Compliance with Law. To the extent permissible by Law, in the case of any inconsistency between this Agreement and the Act, the provisions of this Agreement control.

11.10 Severability. In the event that any provision or provisions of this Agreement is/are held to be invalid or unenforceable, such provision(s) is deemed modified to the minimum extent necessary so that such provision(s), as so modified, is no longer held to be invalid or unenforceable. Any such modification, invalidity or unenforceability is strictly limited to such provision(s), and in each case to none other.

11.11 Survival. Those agreements and undertakings set forth herein which by their terms contemplate that they survive the withdrawal of a Member or the termination, winding-up and dissolution of the Company shall so survive any such event.

11.12 Further Actions. Each Member shall execute and deliver such other articles, agreements and documents, and take such other actions, as may reasonably be requested by the Manager in connection with the formation of the Company and the achievement of its purposes or to give effect to the provisions of this Agreement, in each case as are not inconsistent with the terms and provisions of this Agreement, including any documents that the Manager determines to be necessary or appropriate to form, qualify or continue the Company as a limited liability company in all jurisdictions in which the Company conducts or plans to conduct its business and other activities and, if applicable, all such agreements, articles, tax statements and other documents as may be required to be filed by or on behalf of the Company with any governmental authority.

11.13 Representations. Each Member represents, warrants and covenants to the Company that such Member has the full capacity, power and authority to execute, deliver and perform this Agreement and to be admitted as either a Common Member or a Non-Managing Member of the Company. Such Member has duly executed and delivered this Agreement (or a counterpart hereof, or joinder hereto), and this Agreement constitutes a legal, valid and binding obligation of such Member, enforceable against such Member in accordance with its terms. In addition to, and not as a limitation upon, the provisions of Section 11.16 each Member acknowledges that it is thoroughly familiar with and understands the terms set forth herein, has obtained, in such Member's judgment, sufficient information from the Company and its Affiliates to evaluate the terms and provisions set forth herein, and has had an opportunity to engage and consult with its own separate legal counsel in connection herewith.

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11.14 Dispute Resolution. If any dispute arises among the parties to this Agreement, the parties agree to submit such dispute to binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"), conducted in Grand Rapids, Michigan, and judgment upon any award rendered by the arbitrator may be entered by any court of competent jurisdiction; provided, however, that (i) any such arbitration shall be conducted by a sole arbitrator, who shall be a retired or former judge of any federal court, appointed under Article III of the United States Constitution, who sat in a federal court (whether district or appellate) in the State or a retired or former judge of a court of record or higher court of the State in either instance selected in accordance with AAA procedures; and (ii) all fees and expenses of the arbitration and the legal fees and expenses of the party prevailing in the arbitration shall be borne by the party who or which does not prevail, and the arbitrator shall include such fees and expenses in the award. The non-prevailing party of the arbitration must also pay all fees and expenses of the prevailing party of the arbitration in connection with any subsequent litigation to enforce the arbitration award.

11.15 Notices. Any notice required to be given pursuant to this Agreement (a "Notice") shall be given in writing, enclosed in an envelope addressed to: (i) the Member to whom or which the Notice is to be given at such Member's address set forth on Exhibit A or the Company Register, as the case may be, or (ii) the Company at its principal place of business. The Company or any Member may designate a different address for Notice by a Notice to the Manager and all other Members in accordance with the provisions of this Section 11.15. Notices may be given by hand delivery, by electronic or facsimile transmission (either promptly confirmed in writing) or by mailing, certified mail, return receipt requested, postage prepaid and addressed to the recipient of any such Notice. The Company (in care of its Manager), if it is not the party to which Notice is being given, shall be sent a copy of all Notices related to this Agreement by first class mail, postage prepaid. The date on which Notice shall be deemed to have been given shall be the date on which the recipient receives such Notice.

11.16 Legal Counsel. This Agreement has been prepared by Whiteford, Taylor & Preston, LLP (“WTP”), as counsel to the Company after full disclosure of its representation of the Company and with the consent and at the direction of the Company and of each Member. Each Member acknowledges that it has reviewed the contents of this Agreement and fully understands its terms. Each Member acknowledges that it is fully aware of its right to the advice of counsel independent from that of the Company and has had the opportunity to seek the advice of independent counsel. Each Member further acknowledges that WTP has provided no advice or representations to him regarding the tax consequences of this Agreement to the Member, and that he has been advised to seek the advice and consultation of his own personal tax advisers with respect to such tax consequences.

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EXHIBIT A

As of December 1, 2022

COMMON MEMBERS

Name & Mailing Address	Capital Contribution	Common Units	Series A Units
Red Oak Capital Holdings, LLC	$1,500,000 (See Section 5.8 hereof)	6,000	N/A

NON-MANAGING MEMBERS

As set forth in the Company Register.

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The undersigned, being the sole Member, hereby agrees, acknowledges and certifies that the foregoing Limited Liability Company Operating Agreement constitutes the sole and entire Limited Liability Company Operating Agreement of the Company, adopted by the sole Member of the Company effective as of the date first written above, and shall be binding on the Company notwithstanding that the Company has only a single Member.

SOLE MEMBER:	Red Oak Capital Holdings, LLC a Delaware limited liability company

	By:	Red Oak Holdings Management, LLC, a Delaware limited liability company
	Its:	Manager

By:
	Name:	Gary Bechtel
	Its:	Manager

By:
	Name:	Kevin Kennedy
	Its:	Manager

By:
	Name:	Raymond Davis
	Its:	Manager

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The Company hereby executes this Limited Liability Company Operating Agreement for purposes of becoming a party hereto and agreeing to perform its obligations and duties hereunder and being entitled to enjoy its rights and benefits hereunder.

COMPANY:	RED OAK CAPITAL FUND VI, LLC a Delaware limited liability company

	By:	Red Oak Capital Holdings, LLC a Delaware limited liability company
	Its:	Sole Member

	By:	Red Oak Holdings Management, LLC, a Delaware limited liability company
	Its:	Manager

By:
	Name:	Gary Bechtel
	Its:	Manager

By:
	Name:	Kevin Kennedy
	Its:	Manager

By:
	Name:	Raymond Davis
	Its:	Manager

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